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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-66374) and Forms S-8 (Nos. 333-56996 and 333-81848) of deCODE genetics, Inc. ("deCODE") of our report dated March 18, 2002, except for the footnote titled "Restatement of Consolidated Financial Statements" for which the date is April 2, 2003 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K/A. We also consent to the references to us under the heading "Selected Financial Data" in this Form 10-K/A.


PRICEWATERHOUSECOOPERS EHF

Reykjavik, Iceland
April 14, 2003